EXHIBIT 99.2

Poniard Pharmaceuticals Presents Positive Survival Data from a Phase 2 Clinical Study of Picoplatin in Metastatic Prostate Cancer at the 2010 American Society of Clinical Oncology Genitourinary Cancers Symposium

SOUTH SAN FRANCISCO, Calif. — March 5, 2010 — Poniard Pharmaceuticals, Inc. (Nasdaq: PARD), a biopharmaceutical company focused on innovative oncology therapies, today announced the presentation of positive final data, including survival data, from the Company’s Phase 2 clinical trial of picoplatin as a first-line therapy in men with metastatic castration-resistant (hormone-refractory) prostate cancer (CRPC).  The results were presented in a General Poster Session today at the 2010 American Society of Clinical Oncology’s Genitourinary Cancers Symposium in San Francisco, CA.

The final data showed that picoplatin, in combination with docetaxel and prednisone, the current standard of care for CRPC, produced a clinically meaningful benefit in patients as measured by overall survival, progression-free survival (PFS) and prostate specific antigen (PSA) response rate.  These results also demonstrated that picoplatin can be safely administered with full doses of docetaxel and prednisone.  In addition, no neurotoxicity was observed in these patients.  Neutropenia was the most common hematologic adverse event, and was managed with supportive care.

“Safety and efficacy results from this study, particularly the overall survival data, are encouraging and suggest that picoplatin in this combination regimen has the potential to play a meaningful role in the treatment of metastatic prostate cancer,” said William K. Oh, M.D., professor of medicine and urology and chief, Division of Hematology and Medical Oncology, Tisch Cancer Institute at Mount Sinai School of Medicine.  “The results also support the study of picoplatin as a first-line treatment for advanced prostate cancer, a disease for which too few treatment options currently exist.”

“We believe these results reflect the promise of picoplatin as a safe and effective platinum chemotherapeutic agent in prostate cancer, and suggest picoplatin could play a significant role in the treatment of other tumor types where platinum and taxane chemotherapies are currently used, further supporting picoplatin’s value proposition to potential partners,” said Ronald Martell, chief executive officer of Poniard.  “We intend to consult with our clinical advisory board and the U.S. Food and Drug Administration to finalize registration strategies in prostate cancer while simultaneously exploring potential partnership opportunities to support the continued development of picoplatin in multiple solid tumor indications.”

Phase 2 Trial Design and Results

The Phase 2 trial enrolled 32 men.  The trial was designed to evaluate the efficacy and safety of intravenous picoplatin (120 mg/meter squared) administered every three weeks in combination with full doses of docetaxel (75 mg/meter squared) with twice daily prednisone (5 mg) as a first-line treatment in chemotherapy-näive patients with metastatic CRPC.  Treatment continued for up to 10 cycles of therapy, as specified in the protocol.  PSA response, defined as a reduction from baseline of at least 50 percent, was the primary endpoint.  Secondary endpoints include duration of PSA response, radiologic response, PFS, overall survival and safety.  Results from the study included:

•      Median overall survival was 21.4 months in 29 patients who received picoplatin in combination with docetaxel and prednisone.  Data from published literature report a median overall survival of 18.9 months for patients who received docetaxel 75 mg/meter squared and prednisone 5 mg alone.(1)

•      Progression free survival was 7.4 months.

•      PSA response was achieved in 78 percent of evaluable patients.  Data from published literature report a PSA response of 45 percent in patients who received docetaxel 75 mg/meter squared and prednisone 5 mg alone.(1)  In addition, 30 percent of these patients experienced PSA level normalization following treatment with the picoplatin, docetaxel and prednisone combination.

•      Picoplatin was safely administered with full-dose docetaxel and prednisone for up to 10 cycles of therapy.  Neuropathy was not observed in this study.  Data from published literature report evidence of neuropathy in 30 percent of patients, including severe neuropathy (Grade 3/4) in 1.8 percent of patients receiving 75 mg/meter squared docetaxel and prednisone alone every three weeks.(1)

•      Neutropenia was the most common hematologic adverse event, and was managed with supportive care.  In contrast to data from picoplatin monotherapy studies, thrombocytopenia was less severe and less frequent when picoplatin was administered in combination with docetaxel.

About Prostate Cancer

More than two million American men are currently living with prostate cancer, and it is the most common cancer, other than skin cancers, among men in the U.S.  In 2009, an estimated 192,280 new cases of prostate cancer were expected to be diagnosed.  Prostate cancer is the second leading cause of death in American men, behind only lung cancer, with an estimated 27,360 deaths in 2009.(2)  All patients with metastatic prostate cancer eventually become refractory to hormone treatment.  Docetaxel in combination with prednisone is the current standard of care in the United States.  According to IntrinsiQ, 88.5 percent of U.S. patients received a docetaxel-containing regimen for first-line treatment of CRPC in 2008.  To date, a docetaxel-containing regimen is the only FDA approved treatment regimen proven to prolong the lives of patients with CRPC.

About Picoplatin

Picoplatin is a new and differentiated platinum-based chemotherapeutic agent that is in clinical development for multiple cancer indications, treatment combinations and by two routes of administration.  It was designed to overcome platinum resistance associated with chemotherapy in solid tumors.  Study data to date suggest that picoplatin has an improved safety profile relative to existing platinum-based cancer therapies and can be easily combined and safely administered with other currently marketed oncology products.  Approximately 1,100 patients have received picoplatin in clinical trials.  Results obtained to date suggest that hematologic events are common, but manageable.  Kidney toxicity (nephrotoxicity) and nerve toxicity (neurotoxicity) are less frequent and less severe than is commonly observed with other platinum chemotherapy drugs.

About Poniard Pharmaceuticals

Poniard Pharmaceuticals, Inc. is a biopharmaceutical company focused on the development and commercialization of innovative oncology products.  For additional information please visit http://www.poniard.com.

Forward-Looking Statement

This release contains forward-looking statements interpreting the results of the Company’s Phase 2 clinical trial of picoplatin in castration-resistant prostate cancer and describing the Company’s regulatory and partnering strategies with respect to picoplatin in that and other cancer indications. Actual results and events may differ materially from those indicated in these forward-looking statements based on a number of factors, including risks and uncertainties inherent in the Company’s business, including, but not limited to, the results and timing of the Company’s discussions with the FDA; the potential safety, efficacy and commercial viability of picoplatin; the risk that the Company’s additional analyses of data from clinical trials of picoplatin may produce negative or inconclusive results, or may be inconsistent with previously announced results or previously conducted trials; the Company’s anticipated future operating losses, need for future capital and ability to obtain future funding; the Company’s ability to retain key personnel and enter into strategic partnerships or other relationships to support the continued development of picoplatin on favorable terms, or at all; competition from third parties; the Company’s ability to preserve and protect its intellectual property rights; the Company’s dependence on third-party manufacturers, suppliers and other contractors; changes in technology, government regulation and general market conditions; the receipt and timing of any FDA and other required regulatory approvals, if any; and the risks and uncertainties described in the Company’s current and periodic reports filed with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, and its Quarterly Report on Form 10-Q for the period ended September 30, 2009. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.  The Company undertakes no obligation to update any forward-looking statement to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

For Further Information:

Susan Neath (Investors & Media)

WCG

212-301-7182

sneath@wcgglobal.com

(1)Tannock et al, NEJM 2004;351:1502-12.

(2)American Cancer Society, Cancer Facts and Figures 2009.

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